Exhibit 99.1

COACHMEN INDUSTRIES, INC.
2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, April 25, 2005

COACHMEN INDUSTRIES, INC. ANNOUNCES FIRST QUARTER RESULTS

     o   Revenue increases 4% to $205 million
     o   Loss of $1.4 million attributable to volume and marketing initiatives

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the first quarter ended March 31, 2005.

Sales for the first quarter increased 4% to $205 million versus $197 million during the same period last year. Net income for the quarter was a loss of $1.4 million, or $0.09 per share, compared with net income from continuing operations of $0.6 million, or $0.04 per share, in the first quarter of 2004. Coachmen’s first quarter sales growth was driven by a 4.7% sales improvement in the Recreational Vehicle segment, and a slight 1.2% gain in the Housing and Building segment. Profits were negatively affected by lower unit volumes and increased sales incentives offered in response to softer markets and greater competitive pressures.

In the first quarter, gross profit margins were 10.3% compared to 12.3% in 2004. Due to heavy selling expenses, GS&A of 11.3% exceeded gross profits, resulting in an operating loss of $2.0 million. GS&A expenses declined by $1.9 million, largely as a result of the recent settlement of the Company’s dispute over an RV licensing agreement with The Coleman Company.

Claire C. Skinner, Chairman and Chief Executive Officer, remarked, “We had forecasted a small loss in the first quarter, due to the challenging environment in the RV market and the seasonal factors which affect our Housing and Building business. These factors were more extensive than anticipated, and we also encountered some rather substantial softening in single-family home sales in several core geographic markets in which our Housing and Building Group participates. Reduced volume led to higher marketing expenses and lower operating margins. We will continue to monitor our markets closely, and manage our businesses to maximize our revenues while tightly controlling operating costs.”

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

Recreational Vehicle Segment

Throughout the first quarter, the Recreational Vehicle Group faced the continuation of an industry-wide slowdown, with resultant high dealer inventories and competitive pressures. The Company’s RV Group reported sales of $157.3 million during the first quarter of 2005, up 4.7% from the $150.2 million reported for the comparable period last year. Backlog for the RV segment increased 2.2% to $90.9 million from $89.0 million at the end of the first quarter of 2004.

Though sales revenue increased in the quarter, RV Group wholesale unit shipments decreased by 12.6% to 4,699 units versus 5,375 units for the first quarter of 2004. This reflects the Group’s continued shift of product mix toward the more expensive motorized product categories. Compared with the first quarter of 2004, shipments of motorized products fell 9.2%, while shipments of non-motorized products decreased by 14.3%. Within the Class A vehicle category, shipments of Rear Diesel motorhomes increased 64.7%, demonstrating the continued strong acceptance of the Company’s diesel product offerings.

The Group generated $11.9 million of gross profit, or 7.6% of sales, compared with $14.0 million, or 9.3% of sales in the first quarter of 2004. This lower gross profit was attributable to the reduction in unit volume. Production levels were adjusted in the quarter to meet lower demand, which adversely affected gross margins due to lower overhead absorption and labor inefficiencies. In addition, wholesale and retail incentives offered in response to competitive pressures during the quarter negatively affected margins. Due to increased selling and delivery costs, RV Group operating expenses rose to $13.4 million from $11.7 million last year, excluding the $1.0 million gain on the sale of an operating facility in the first quarter of 2004. RV Group pre-tax income fell to a loss of $1.7 million compared with pre-tax income of $3.4 million for the year-ago quarter.

The Company continues to believe this slowing in retail and wholesale activity should be temporary in nature and may gradually improve during the year. However, the Company’s revenue will continue to be dampened until dealer inventories are relieved. Accordingly, Coachmen’s RV Group has been proactive in developing targeted retail incentives to pull demand through the distribution channel rather than offering broad-based wholesale discounts that would further expand dealer inventories. The retail incentives implemented in the first quarter have already been very successful, as measured by retail market share in the first two months of 2005. As reported by Statistical Surveys, Inc., retail registrations of the Company’s Class A motorhomes surged 51.8%, significantly outpacing the increased Class A registrations for the total industry of 6.0%. As a result, Coachmen’s year-to-date Class A market share rose to 9.7% from 6.8%. A similar pattern held for Class C motorhomes, as retail registrations for Coachmen rose 38.2%, while Class C registrations for the total industry increased just 0.8%. Coachmen’s market share for Class C motorhomes rose to 17.0% from 12.4%. These sales incentives and resulting market share impacted the Group’s pre-tax profits by

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

approximately $2.6 million, or $0.11 per share during the quarter, but they have substantially improved the Group’s position to better capture future RV sales as the market recovers, due to healthier dealer inventories.

As mentioned in the Company’s news release of March 28, Coachmen reached a settlement in the Company’s dispute with The Coleman Company over the licensing agreement between the two parties. As a result of the settlement, both parties agreed to dismiss the litigation, while the original license agreement between Coachmen and Coleman has become null and void. In addition, as part of the settlement, The Coleman Company agreed to reimburse Coachmen for certain expenses incurred under the license agreement. The total amount to be reimbursed by Coleman pursuant to the settlement agreement is $4.4 million, all of which is included in our first quarter results. Approximately $2.2 million of the reimbursement is reflected in the pre-tax profit of the RV Group, while the remainder is included in the Company’s consolidated results. The allocation to the RV Group serves to offset previous operating losses generated by the Coleman initiative, including the $1.2 million pre-tax loss generated in the first quarter. The Company did not incur any material losses associated with the Coleman initiative in the first quarter of 2004. Coachmen will operate the plant formerly dedicated to Coleman® products to produce a variety of towable models that will be marketed under the existing family of RV brands.

Housing and Building Segment

The Company’s Housing and Building Group reported sales of $47.8 million, up 1.2% from $47.3 million during the first quarter of 2004. Gross profit for the segment was $9.2 million, or 19.2% of sales, compared with $10.3 million, or 21.7% of sales in the same period last year. A number of factors contributed to the lower gross margin levels including lower production levels affecting overhead absorption at a number of facilities and increasing workers’ compensation costs. The Group’s operating expenses increased 2.7% to $13.1 million, compared with $12.7 million in the first quarter of 2004. As a result of the lowered gross margin, the Housing and Building segment’s pre-tax loss increased to just under $4.0 million versus a pre-tax loss of $2.3 million in 2004. Weakness in a number of markets for the Housing and Building Group, particularly in the Midwest, contributed to a 5.3% decline in residential shipments. At the same time, backlogs rose 19.5% to $46.5 million, compared with $39.0 million at March 31, 2004, as a result of increased retail marketing efforts in conjunction with the Company’s builder network.

The Housing and Building segment faced a challenging retail environment in many of its core markets in the first quarter. Weak local economic conditions have produced difficult conditions for the Company and our builder partners in markets such as Ohio, Indiana, Michigan and Kentucky. Until the supply conditions are corrected to more normal levels, our business in these markets may continue to be affected by increased marketing and promotional activity which in turn may depress margins. “Our Housing and Building segment faced a number of significant challenges in the first quarter, particularly with the overall market weakness in a number of

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

important markets in the Midwest,” noted President and Chief Operating Officer Matthew J. Schafer. “We continue to focus on generating incremental sales growth while controlling costs. We have also made progress in our All American Building Systems business unit, with additional projects completed in the first quarter. We remain enthused about the potential of this unit, as we have already seen revenues from AABS in the first quarter that exceeded our expectations.”

As discussed in previous earnings releases, the Company continued to incur costs for marketing initiatives, including the All American Building Systems (AABS) business unit in the first quarter. The Company completed a number of projects in the first quarter, and continues to fill its order backlog. Due to the length of time required for the start-up of a business such as AABS, the costs incurred resulted in a reduction of the Housing and Building Group’s pretax profit. The Housing and Building Group’s marketing initiatives resulted in a reduction of pre-tax profit of approximately $0.9 million, or $0.04 per share in the first quarter.

Balance Sheet/Cash Flow

As of March 31, 2005, the Company had cash and marketable securities of $6.7 million and shareholders’ equity of $221.4 million. Operating cash flow for the first quarter was $3.3 million, however due to capital expenditures and the repayment of short-term borrowings, our total cash balance fell by $8.8 million from the end of 2004. Capital expenditures were $2.0 million and depreciation was $2.2 million for the first quarter.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, “We continue to focus on reducing the working capital requirements of our business and we’re gratified that our efforts in this area produced positive operating cash flow in the quarter. Despite this recent success, we have more work ahead of us to reduce our overall inventory balances to more reasonable levels. We will continue to emphasize reducing working capital, and building some cash reserves to better address the current environment in our cyclical industries.”

2005 Outlook

“Looking to the remainder of 2005, we remain guardedly optimistic about both of our business segments,” said Chairman Skinner. “On the RV side, we are confident that our new product offerings, continued marketing initiatives and a further shift in product mix towards motorized products will allow us to increase our market share and our revenues, despite continued challenges in the market. In recent weeks fuel prices have reached record levels, interest rates have risen, and the employment environment has softened. These factors continue to weigh on consumer confidence. Even so, we have seen recent signs that prospective RV buyers are taking these changes in stride. As consumers become more desensitized to the recent spikes in fuel costs, the psychological impact on retail RV demand associated with sharp gas price increases should begin to ease. However, dealer inventory levels in the RV industry remain high. Therefore, competitive

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

pressure on profitability is likely to remain a factor over the next few months. We will continue to monitor the RV market and our related marketing initiatives closely, to ensure the greatest impact on our sales at the minimum costs.

“In our Housing and Building segment, we are concerned about the softening of single family home sales in many of our key regions, which is causing many site builders – our primary competitors – to offer costly sales incentives. We are encouraged by the increases in commercial projects at AABS, but we realize that much work remains in reducing costs and increasing productivity within the segment. In light of our performance in the first quarter and based on current market trends, we are adjusting our previous guidance from our fourth quarter review. We are now forecasting sales growth for the year of approximately 5%, to $910 million from $865 million, and earnings growth from Continuing Operations of approximately 15% to 21%, to a range of $1.00 to $1.05 per share from $0.87 per share last year,” concluded Chairman Skinner.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC, produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, the condition of the telecommunications industry which purchases systems-built structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
    Joseph P. Tomczak
     Executive Vice President and Chief Financial Officer
     574-262-0123

     Jeffery A. Tryka
     Director of Planning and Investor Relations
     574-262-0123

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

Coachmen Industries, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net Sales	$205,117	$197,465

Gross Profit - $	21,161	24,317
Gross Profit - %	10.3%	12.3%

GS&A - $	23,125	24,985
GS&A - %	11.3%	12.7%

Gain on Sale of Property - $	(4)	(1,010)
Gain on Sale of Property - %	(0.0)%	(0.5)%

Operating Income (Loss) - $	(1,960)	342
Operating Income (Loss) - %	(1.0)%	0.2%

Other (Income)/Expense	190	(575)

Pre-Tax Income (Loss) from
Continuing Operations - $	(2,150)	917
Pre-Tax Income (Loss) from
Continuing Operations - %	(1.0)%	0.5%

Tax Expense (Benefit)	(764)	330

Net Income (Loss) from Continuing Ops	(1,386)	587

Income from Operations of	--	55
Discontinued Entity (net of taxes)

Net Income (Loss)	(1,386)	642

Earnings per share - Basic
Continuing Operations	(0.09)	0.04
Discontinued Operation	0.00	0.00
Net Earnings per share	(0.09)	0.04

Earnings per share - Diluted
Continuing Operations	(0.09)	0.04
Discontinued Operation	0.00	0.00
Net Earnings per share	(0.09)	0.04

Weighted Average Shares Outstanding
Basic	15,526	15,459
Diluted	15,526	15,550

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
ASSETS	2005	2004
Current Assets
Cash and temporary cash investments	$6,163	$14,992
Marketable securities	534	1,747
Accounts receivable	62,235	58,805
Inventories	145,976	136,088
Prepaid expenses and other	10,222	8,597
Deferred income taxes	6,059	6,014

Total Current Assets	231,189	226,243

Property, plant & equipment, net	82,161	82,351
Goodwill	18,132	18,132
Cash value of life insurance, net of loans	27,071	25,162
Real estate held for sale	60	60
Other	6,027	5,775

Total Assets	$364,640	$357,723

	March 31,	December 31,
LIABILITIES AND SHAREHOLDERS' EQUITY	2005	2004
Current Liabilities
Short-term borrowings	$11,355	$20,000
Accounts payable, trade	50,239	33,805
Accrued income taxes	387	2,479
Accrued expenses and other liabilities	45,154	39,466
Floor plan notes payable	5,657	6,986
Current portion of long-term debt	2,195	2,195

Total Current Liabilities	114,987	104,931

Long-term debt	14,669	14,943
Deferred income taxes	3,512	3,512
Postretirement deferred comp benefits	9,951	9,724
Other	74	195

Total Liabilities	143,193	133,305

Shareholders' Equity	221,447	224,418

Total Liabilities and Shareholders' Equity	$364,640	$357,723

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Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

Coachmen Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net income	$(1,386)	$642
Depreciation	2,232	2,430
Changes in current assets and liabilities	2,409	(17,484)

Net Cash Provided by/(Used in) Operations	3,255	(14,412)

Net Cash from (Used in) Investing Activities	(2,348)	1,081

Net borrowings	(8,919)	15,967
Issuance/(purchase) of stock	91	141
Dividends	(943)	(933)
Other	35	--

Net Cash Provided by/(Used in) Financing Activities	(9,736)	15,175

Increase/(Decrease) in Cash and Temporary Cash Investments	(8,829)	1,844

Beginning of period cash and temporary cash investments	14,992	6,408

End of Period Cash and Temporary Cash Investments	$6,163	$8,252

Coachmen Industries, Inc. Announces First Quarter Results

April 25, 2005

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Sales
Recreational Vehicle	$157,307	$150,201
Housing and Building	47,810	47,264

Total	$205,117	$197,465

Gross Profit
Recreational Vehicle	$11,920	$14,023
Housing and Building	9,174	10,260
Other	67	34

Total	$21,161	$24,317

Gross Margin Percentage
Recreational Vehicle	7.6%	9.3%
Housing and Building	19.2%	21.7%

Total	10.3%	12.3%

Operating Expenses
Recreational Vehicle	$13,401	$10,664
Housing and Building	13,085	12,744
Other	(3,365)	567

Total	$23,121	$23,975

Operating Expense Percentage
Recreational Vehicle	8.5%	7.1%
Housing and Building	27.4%	27.0%

Total	11.3%	12.1%

Operating Income/(Loss)
Recreational Vehicle	$(1,481)	$3,360
Housing and Building	(3,911)	(2,484)
Other	3,432	(534)

Total	$(1,960)	$342

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$(1,670)	$3,418
Housing and Building	(3,957)	(2,297)
Other	3,477	(204)

Total	$(2,150)	$917

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